Exhibit 10.1
EAST WEST BANCORP, INC.
EMPLOYMENT AGREEMENT

This Executive Employment Agreement, dated December 21, 2016 (the “Agreement”), is between East West Bank, a California banking corporation (the “Bank”) and Irene Oh (“Executive”).

1.	POSITION AND RESPONSIBILITIES

a.
Duties. Executive shall perform such duties and responsibilities as are normally related to such positions in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Bank. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Bank’s sole discretion.

b.
No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Bank, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

c.
Other Activities. Except upon the prior written consent of the Bank, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Bank.

2.	TERM OF CONTRACT
The initial term of this Agreement commences as of the Start Date, and continues for two (2) years from the Start Date. Thereafter, this Agreement is subject to annual renewal as may be mutually agreed by the Bank’s Board of Directors and Executive.

3.	COMPENSATION AND BENEFITS

a.
Annual Base Salary. In consideration of the services to be rendered under this Agreement, the Bank shall pay Executive a salary of $16,538.46 bi-weekly or $430,000 annually (“Annual Base Salary”). The Annual Base Salary shall be paid in accordance with the Bank’s regularly established payroll practices. Executive’s Annual Base Salary will be reviewed from time to time in accordance with the established procedures of the Bank for adjusting salaries for similarly situated employees in the sole discretion of the Bank, however, Executive’s Annual Base Salary shall not be decreased at any time during the term of this Agreement.

b.
Benefits. During employment with the Bank, Executive will participate in all employee benefit plans and perquisite arrangements that are made available to senior executives of the Bank generally, as such plans or arrangements may be amended from time to time in the Bank’s sole discretion. Executive shall be eligible for 21 days of paid vacation annually.

c.
Expenses. During Executive’s employment with the Bank, the Bank will reimburse Executive for all reasonable business expenses incurred in connection with the performance of Executive’s duties to the Bank or its affiliates in accordance with the Bank’s expense reimbursement policy.

d.
Bonus. Executive will be eligible to participate in the Bank’s annual performance-based cash incentive plan, with a target bonus opportunity (“Target Bonus”) of 60% of Annual Base Salary; provided, however, that the actual bonus for any given year will be determined and paid in accordance with the Bank’s annual bonus plan arrangements applicable to senior executives generally.

e.
Stock. Executive will be eligible for annual stock grants, such grants being in amounts, and having terms and conditions as approved by the Board of Directors of the Bank (the “Board”). The stock grants will serve as a long-term incentive plan that has and will have vesting schedules approved by the Board.

4.	TERMINATION OF EMPLOYMENT
Executive’s employment with the Bank will terminate upon Executive’s death, and may be terminated (i) in the event of Executive’s Disability (as defined in subsection (d)); and (ii) by the Bank with or without Cause. In the event that Executive’s employment is terminated for any reason, the Bank shall pay to Executive all accrued but unpaid Annual Base Salary through the termination date, accrued but unused vacation days through the termination date, unreimbursed business expenses incurred up through the termination date, subject to any other rights or remedies of the Bank under law (the “Accrued Obligations”).

a.
Termination for Cause by the Bank. The Bank may terminate Executive’s employment for Cause at any time, with notice as required below, in which case Executive shall be entitled to receive the Accrued Obligations. Thereafter, all obligations of the Bank under this Agreement shall cease. For purposes of this Agreement, “For Cause” shall mean: (i) willful failure to substantially perform Executive’s duties to the Bank (other than due to death or Disability); (ii) misconduct that has caused or is reasonably expected to cause material economic or reputational harm to the Bank or any of its affiliates; (iii) breach of any fiduciary duty owed to the Bank or its affiliates; (iv) conviction of, or entering a plea of guilty or nolo contendere to, a felony; or (v) material breach or willful disregard of a written policy or code of conduct of the Bank. The Bank shall provide Executive with at least ten (10) business days written notice of its intent to terminate Executive “for Cause,” which written notice shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the date of termination.

b.
Termination Without Cause by the Bank or for Just Reason by Executive. The Bank may terminate Executive’s employment with the Bank at any time for any reason or no reason at all, upon one month advance written notice, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Bank relating to the employment, discipline or termination of its employees. In addition, it shall be considered termination without Cause by the Bank if (i) Executive terminates her employment for Just Reason or, (ii) without Executive’s consent, (A) this Agreement is not, whether initially or with respect to any subsequent renewal period, renewed or approved by Bank’s Board of Directors (other than in connection with a for Cause event), and (B) within one month following the end of the then-current employment term, Executive resigns from Bank. Upon the Bank’s termination of Executive’s employment without Cause, Executive shall be entitled to receive the Accrued Obligations, and the Severance Pay and other benefits, as described in Section 4(f) below. Thereafter, all obligations of the Bank under this Agreement shall cease.

c.
Termination By Death of Executive. Executive’s employment shall terminate automatically upon Executive’s death, in which case Executive shall be entitled to receive the Accrued Obligations and any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination, payable as provided in Section 3.d. (without regard to any continued employment requirement but subject to all other applicable program terms and conditions and paid if, as and when paid to other senior Bank executives). Thereafter all obligations of the Bank under this Agreement shall cease. In addition, pursuant to the terms of the Equity Plan, all unvested RSUs that have been granted prior to the date of death shall immediately vest. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

d.
Termination By Disability of Executive. If Executive becomes eligible for the Bank’s long term disability benefits or if, in the sole opinion of the Bank, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve-month period (referred to hereinafter as Executive’s “Disability”), then, to the extent permitted by law, the Bank may terminate Executive’s employment. Upon the Bank’s termination of Executive’s employment, Executive shall be entitled to receive the Accrued Obligations and any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination, payable as provided in Section 3.d. (without regard to any continued employment requirement but subject to all other applicable program terms and conditions and paid if, as and when paid to other senior Bank executives). In addition, pursuant to the terms of the Equity Plan, all unvested RSUs that have been granted prior to the date of Disability shall immediately vest. Thereafter all obligations of the Bank under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

e.	Definitions.
Change of Control means: (i) any date upon which the directors of the Bank who were last nominated by the Board of Directors (the “Board”) for election as directors cease to constitute a majority of the directors of the Bank, excluding any directors who were nominated by those that became directors as a result of a contested director election (proxy contest); (ii) the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b‑2 promulgated under the Exchange Act of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d‑3 promulgated under the Exchange Act) of voting securities of the Bank representing over 50% of the voting power of the Bank; provided, however, that the terms “person” and “entity,” as used in this clause (ii), shall not include (a) the Bank or any of its subsidiaries, (b) any employee benefit plan of the Bank or any of its subsidiaries, (c) any entity holding voting securities of the Bank for or pursuant to the terms of any such plan or (d) any person or entity who was an over 50% Stockholder on the date of adoption of the Plan by the Board; or (iii) a reorganization, merger or consolidation of the Bank (other than a reorganization, merger or consolidation the purpose of which is (a) to change the Bank’s domicile solely within the United States or (b) the formation of a holding Bank in which the shareholders of the holding Bank after its formation are substantially the same as for the Bank prior to the holding Bank formation), the consummation of which results in the outstanding securities of any class then subject to Awards being exchanged for or converted into cash, property or a different kind of securities.
For purpose of this Agreement, Executive’s termination for “Just Reason” means any of the following: (i) relocation of the Executive’s office more than 50 miles from its current location in Pasadena, California without the Executive’s consent; (ii) any material breach by the Bank of this Agreement or any other material agreement between the Executive and the Bank which causes material harm to the Executive; or (iii) if, following a Change of Control (as defined above), the successor does not assume all material obligations of the Bank to the Executive under this Agreement, provided, however, that within ninety (90) days from the date when the Executive has knowledge of any such breach, diminution or change, (x) the Executive shall have delivered to the Bank a written notice of the Executive’s intention to terminate her employment for Just Reason, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive to terminate her employment for Just Reason (an “Executive Cure Notice”), (y) the Executive shall have provided the Bank with thirty (30) days after receipt of such Executive Cure Notice to cure such circumstances and (z) failing a cure, the Executive shall have terminated her employment by delivery of a written notice of termination within thirty (30) days after the expiration of the thirty (30) day period set forth in clause (y); and provided, further, that the Bank may suspend the Executive (with pay and the other benefits provided for herein) during any period that the Bank in good faith determines is appropriate in connection with any active and ongoing investigation of the business of the Bank and such suspension shall not give rise to a termination for Just Reason.

f.
Severance. In the event that Executive’s employment is terminated by the Bank without Cause, the Bank shall pay to Executive, in addition to Accrued Obligations, any annual bonus earned but unpaid with respect to a performance year ending on or preceding the date of termination, payable as provided in Section 3.d. (without regard to any continued employment requirement but subject to all other applicable program terms and conditions and paid if, as and when paid to other senior Bank executives), and a single lump sum amount as follows (“Severance Pay”): (a) an amount equal to 2 times of Executive’s then Annual Base Salary; and (b) an amount equal to the annual cash bonus payout last received by Executive. In addition, any equity award pursuant to Section 3(e) shall continue to vest according to the grant date schedules, provided that, such performance RSUs will be settled based on performance unit goal achievement, except that if such termination of employment occurs within two (2) years after a Change of Control, such performance RSUs will be settled as follows: (i) any RSUs for which the performance period has elapsed will continue to vest based on performance unit goal achievement, and (ii) any RSUs for which the performance period has not lapsed will be converted into time-based units based on the target performance level.

Executive’s eligibility for Severance Pay is at all times conditioned on Executive executing a general release substantially in the form of Exhibit A attached hereto, becoming effective and irrevocable within 60 days after Executive’s termination date. Subject to the immediately preceding sentence, the Severance Pay shall be subject to all applicable payroll deductions and withholdings, including deductions for state and federal taxes and will be paid by check (or to an account designated by Executive in a single lump sum by wire transfer of immediately available funds) with the first payroll period following the date the general release becomes effective and irrevocable; provided, however, that to the extent required to comply with Code Section 409A of the Internal Revenue Code, in the event the 60 day period overlaps two calendar years, that any such Severance Pay shall be paid in the later calendar year. For clarity, Executive shall not be entitled to any, and shall receive no, Severance Pay if Executive’s employment is terminated for Cause by the Bank, or due to death or Disability.

5.	TERMINATION OBLIGATIONS

a.
Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Bank and shall be promptly returned to the Bank upon termination of Executive’s employment.

b.
Resignation and Cooperation. During the Term of this Agreement and the 12-month period beginning upon the termination of the Term, at the Bank’s request, to the extent that such cooperation or assistance does not materially interfere with the Executive’s duties to any subsequent employer and at times and places reasonably convenient to the Executive, the Executive shall reasonably cooperate and assist the Bank in connection with any investigations by representatives of the Bank or by governmental authorities, any claims that have been or may be made against the Bank, and any claims that have been or may be made by the Bank, in any case, that in part arise from or relate to the period of time during which the Executive provided services to the Bank. The Executive shall promptly inform the Bank if (i) he becomes aware of any lawsuits involving such claims that may be filed against the Bank; or (ii) he is asked to assist in any investigation of the Bank, regardless of whether a lawsuit has then been filed against the Bank with respect to such investigation. If by reason of conflict of interest or confidentiality concern the Executive cannot be adequately advised or represented by Bank counsel in any such action, the Bank shall pay for separate legal counsel of the Executive’s choosing (which counsel shall be reasonably satisfactory to the Bank) in connection with such assistance.  The Bank shall promptly reimburse the Executive for all of her reasonable out-of-pocket expenses associated with such assistance (including travel expenses and the fees and any expenses of counsel as described above).

c.
Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 4, 5, 6 and 7 herein (including Exhibits B and C) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

d.	Indemnification.
(i) During the term of this Agreement and thereafter throughout all applicable limitation periods, the Bank shall provide Executive (including her heirs, personal representatives, executors and administrators) with such coverage, as will be generally available to senior officers of the Bank under the Bank’s then current directors and officers liability insurance policy at the Bank’s sole expense.
(ii) In addition to the insurance coverage provided for in Section 6(d)(i) above, the Bank shall defend, hold harmless and indemnify Executive (and her heirs, personal representatives, executors and administrators) to the fullest extent permitted by the Bank’s articles and by-laws and applicable law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of the employment of the Executive hereunder.
(iii) Nothing in this Agreement shall diminish any indemnification rights otherwise applicable to the Executive, and Bank agrees that it shall provide indemnification rights to the Executive that are no less favorable than other senior executives of the Bank. This indemnification provision shall survive the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

a.
Confidential Information Agreement. Executive agrees to sign and be bound by the terms of the Bank’s Confidential Information Agreement, which is attached as Exhibit B (“Confidential Information Agreement”).

b.
Non-Solicitation. Executive acknowledges that because of Executive’s position in the Bank, Executive will have access to material intellectual property and confidential information of the Bank. During the term of Executive’s employment and thereafter, in addition to Executive’s other obligations hereunder or under the Confidential Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly use confidential information to solicit or otherwise induce any person employed by the Bank to terminate his/her employment or any customer to move their banking relationship from the Bank.

7.	ARBITRATION
Executive agrees to sign and be bound by the terms of the Bank’s Arbitration Agreement, which is attached as Exhibit C. In the event Executive substantially prevails in any such dispute (as determined based on the economic value of the claims) with respect to a majority of the claims, the Bank will reimburse Executive for Executive’s reasonable costs and expenses incurred in connection with such arbitration (including but not limited to reasonable attorneys’ fees).

8.	AMENDMENTS; WAIVERS; REMEDIES
This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Bank other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT

a.
Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Bank; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Bank or a sale of any or all or substantially all of its assets.

b.
Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Bank; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.	SEVERABILITY
If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.	TAXES & SECTION 409A
All amounts paid under this Agreement (including without limitation Annual Base Salary, Severance Pay, and annual bonus) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.
Section 409A. The Bank and Executive intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6).

For purposes of Section 409A, each of the payments that may be made under this letter shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Bank and Executive agree to negotiate in good faith to amend the Agreement as may be necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Bank nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under this Agreement that are “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. Further, with respect to any amounts payable under this Agreement that are determined to be “deferred compensation” subject to Section 409A, such payment or benefit will be made at such times and in such forms as the Bank determines are required to comply with Section 409A (including, without limitation, in the case of a “specified employee” within the meaning of Section 409A, the six (6) month delay payable upon a separation from service).
For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (a) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year; (b) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred; and (c) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

12.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.	INTERPRETATION
This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

14.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

15.	AUTHORITY
Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

16.	ENTIRE AGREEMENT
This Agreement is intended to be the final, complete, and exclusive statements of the terms of Executive’s employment by the Bank and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Confidential Information Agreement attached as Exhibit B and the Arbitration Agreement attached as Exhibit C). Except as expressly provided herein, the terms of the Bank’s employee benefit plans, incentive bonus plans, and stock plans shall continue to govern the benefits provided under each respective plan. To the extent that the practices, policies or procedures of the Bank, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

17.	EXECUTIVE ACKNOWLEDGEMENT
EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT OR ANY AGREEMENTS REFERENCE HEREIN.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EXECUTIVE

Date:	December 21, 2016	By:	/s/ Irene Oh
Irene Oh
Executive Vice President and Chief Financial Officer

East West Bank

Date:	December 21, 2016	By:	/s/ Douglas P. Krause
Douglas P. Krause, Esq.,
Executive Vice President and General Counsel